EXHIBIT 99.1

Consolidated Communications Reports Second Quarter 2013 Results

  Delivered another consistent quarter of financial results and a strong dividend payout ratio
  Generated a 13.5% increase in pro forma adjusted EBITDA on a year-over-year basis
  Exceeded first year annualized synergies for the SureWest acquisition by 10% reaching $22 million
  Increased our pro forma data and video revenue by $4.5 million, or 7.1% year-over-year

MATTOON, Ill., Aug. 8, 2013 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the second quarter 2013.

Second quarter financial summary for continuing operations:

  Revenue was $151.3 million.
  Net cash from operations was $29.6 million.
  Adjusted EBITDA was $71.8 million.
  Dividend payout ratio was 60.9%.

"I am pleased with our financial and operating results in the quarter," said Bob Currey, President and Chief Executive Officer. "The performance was consistent with our expectations and our strategy of delivering cash flow supporting the dividend and investments for growth. Our broadband adds were solid in what is historically a slow quarter and our business and broadband revenues increased to 79% of our total top-line."

"The accomplishments we have achieved in the first year after closing the SureWest transaction have been tremendous. Our integration is going well and we exceeded our first year synergy targets. We set out to build a stronger, more competitive company and that is precisely what we have done," Currey concluded.

Operating Statistics at June 30, 2013, Compared to pro forma June 30, 2012.

	Period Ended June 30,
	2013	2012	Increase/(decrease)%

Data connections	251,306	242,681	8,625	3.6%
Video connections	109,083	102,837	6,246	6.1%
ILEC access lines	262,581	274,363	(11,782)	(4.3%)
Voice connections (non-ILEC)	126,114	133,042	(6,928)	(5.2%)
Total connections	749,084	752,923	(3,839)	(0.5%)

"As you review the tables in our earnings release and subsequent 10-Q filing, you will notice that based on the pending disposition of our Prison Services business, we are treating the results from this business unit as discontinued operations leaving us with only one reportable segment," said Steve Childers, Chief Financial Officer. "With respect to Prison Services, as a reminder, all sites under the State of Illinois contract were transitioned to the new provider as of the end of the first quarter, and as a result, we expect to sell certain related assets we no longer require on a go-forward basis in the third quarter."

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $25.5 million, and the dividend payout ratio was 60.9%. At June 30, 2013, cash and cash equivalents were $3.5 million. The Company made capital expenditures of $25.1 million.

Financial Highlights for the Second Quarter Ended June 30, 2013

  Revenues from continuing operations were $151.3 million, compared to $151.6 million, on a pro forma basis, in the second quarter of 2012. Increases in video, internet and subsidy revenues were offset by declines in local calling, network access and long distance services.
  Income from operations was $26.9 million, compared to $13.1 million in the second quarter of 2012. The increase was primarily due to the SureWest acquisition and synergy realization.  These were partially offset by $1.5 million in integration and severance costs related to the acquisition in the current quarter.
  Interest expense, net was $20.7 million, compared to $16.9 million in the same quarter last year. The increase was mostly the result of $5.3 million in higher expense related to our Senior Notes offering for the SureWest acquisition where the second quarter of 2012 only included one month of this expense. This was partially offset by $2.6 million of fees in the 2012 period associated with our bridge financing for the acquisition. The remaining increase in expense was primarily tied to our fourth quarter 2012 refinancing of our term debt.
  Other income, net was $8.8 million, compared to $6.9 million for same period in 2012.  Cash distributions from our Verizon Wireless partnerships were $7.7 million for the second quarter of 2013 compared to $5.9 million for the same quarter of 2012.
  Net income attributable to common stockholders was $9.2 million, compared to $2.8 million in the second quarter of 2012. "Adjusted net income attributable to common stockholders" excludes certain items in the manner described in the table provided in this release and was $10.7 million, compared to $5.5 million in the same quarter of 2012.
  Diluted net income per common share was $0.22 compared to $0.09 in the second quarter of 2012. "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release and was $0.27 compared to $0.19 for the prior year period.
  Net cash provided from operating activities from continuing operations was $29.6 million, compared to $27.9 million for the second quarter in 2012.
  Adjusted EBITDA was $71.8 million, which represented an $8.2 million, or 12.9% increase versus $63.6 million on a pro forma basis for the same period in 2012.
  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.23 times to one.

Financial Highlights for the Six Months Ended June 30, 2012

  Revenues from continuing operations were $302.8 million, compared to $300.9 million pro forma for the first six months of 2012.
  Net income attributable to common stockholders was $16.0 million, compared to $4.5 million in the prior year period. The increase is primarily due to the SureWest acquisition and synergy realization as well as transaction related costs that reduced income in the 2012 period.
  Adjusted EBITDA was $145.3 million, which represented a $17.3 million increase, or 13.5%, versus $128.0 million on a pro forma basis for the same period in 2012.

Financial Guidance

For 2013, the Company is reiterating the following full year guidance:

2013 Guidance

Cash Interest Expense	$80.0 million to $85.0 million
Cash Income Taxes	$1.0 million to $3.0 million
Capital Expenditures	$100.0 million to $110.0 million *

* 2013 Capital Expenditure guidance includes $4.0 million in one-time integration costs.

Dividend Payments

On August 5, 2013, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on November 1, 2013 to stockholders of record at the close of business on October 15, 2013. This will represent the 33rd consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss second quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. If you do not have internet access, the conference call dial-in number is 1-877-374-3981 with pass code 14873876. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until August 15, 2013 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share", "adjusted net income attributable to common stockholders" and "adjusted pro forma metrics", all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in the credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the credit agreement and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in material respects from the ratios used in our Senior Notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Certain current and prior year GAAP amounts have been modified to give effect to pro forma events that are directly attributable to the acquisition of SureWest Communications (the "Acquisition") and factually supportable and are expected to have a continuing impact. The unaudited Pro forma financial information, which has been prepared for the periods presented, gives effect to the Acquisition as if it had occurred on January 1, 2012.

We have also presented various Adjusted Pro Forma metrics and financial information as if the acquisition had occurred as of January 1, 2012 in order to provide a better view of the combined Company's period over period performance. In calculating the unaudited Adjusted Pro Forma metrics and financial information, we did not adjust certain items to give effect to the Acquisition as if it had occurred on January 1, 2012, as required by Rule 3-05 of Regulation S-X.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to successfully integrate the operations of  SureWest Communications ("SureWest") and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; changes in content costs, which have been substantial and continue to increase; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

- Tables Follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)

	June 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$ 3,520	$ 17,854
Accounts receivable, net	56,527	57,957
Income tax receivable	1,954	12,020
Deferred income taxes	8,984	8,984
Prepaid expenses and other current assets	13,761	11,269
Assets of discontinued operations	714	1,772
Total current assets	85,460	109,856

Property, plant and equipment, net	895,597	907,672
Investments	111,800	109,750
Goodwill	603,446	603,446
Other intangible assets	44,994	49,530
Deferred debt issuance costs, net and other assets	15,992	13,800
Total assets	$ 1,757,289	$ 1,794,054

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 7,630	$ 14,954
Advance billings and customer deposits	26,485	27,654
Dividends payable	15,538	15,463
Accrued compensation	19,445	21,912
Accrued expense	33,755	47,225
Current portion of long-term debt and capital lease obligations	9,849	9,596
Current portion of derivative liability	371	3,164
Liabilities of discontinued operations	254	4,209
Total current liabilities	113,327	144,177

Long-term debt and capital lease obligations	1,214,404	1,208,248
Deferred income taxes	140,320	138,068
Pension and other post-retirement obligations	149,672	156,710
Other long-term liabilities	12,989	10,746
Total liabilities	1,630,712	1,657,949

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 40,111,518 and 39,877,998, shares outstanding as of June 30, 2013 and December 31, 2012, respectively	401	399
Additional paid in capital	163,668	177,315
Accumulated other comprehensive loss	(41,859)	(45,784)
Noncontrolling interest	4,367	4,175
Total shareholders' equity	126,577	136,105
Total liabilities and shareholders' equity	$ 1,757,289	$ 1,794,054

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues	$ 151,320	$ 86,557	$ 302,848	$ 173,008
Operating expenses:
Cost of services and products	55,942	32,019	110,994	63,073
Selling, general and administrative expenses	33,544	19,121	66,670	37,804
Financing and other transaction costs	178	562	357	5,384
Depreciation and amortization	34,709	21,708	69,550	43,682
Income from operations	26,947	13,147	55,277	23,065
Other income (expense):
Interest expense, net	(20,697)	(16,893)	(45,297)	(31,493)
Other income, net	8,775	6,947	17,452	13,427
Income from continuing operations before income taxes	15,025	3,201	27,432	4,999
Income tax expense	5,465	880	11,014	1,501
Income from continuing operations	9,560	2,321	16,418	3,498
Income (loss) from discontinued operations, net of tax	(272)	585	(248)	1,292
Net income	9,288	2,906	16,170	4,790
Less: net income attributable to noncontrolling interest	94	120	193	245

Net income attributable to common shareholders	$ 9,194	$ 2,786	$ 15,977	$ 4,545

Net income per common share - basic and diluted
Income from continuing operations	$ 0.23	$ 0.07	$ 0.40	$ 0.11
Income (loss) from discontinued operations, net of tax	(0.01)	0.02	(0.01)	0.04
Net income per basic and diluted common share attributable to common shareholders	$ 0.22	$ 0.09	$ 0.39	$ 0.15

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
OPERATING ACTIVITIES
Net income	$ 9,288	$ 2,906	$ 16,170	$ 4,790
Loss (income) from discontinued operations, net of tax	272	(585)	248	(1,292)
Net income from continuing operations	9,560	2,321	16,418	3,498
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	34,709	21,708	69,550	43,682
Deferred income taxes	--	--	(124)	--
Cash distributions from wireless partnerships less than earnings	(1,074)	(797)	(1,844)	(1,171)
Non- cash stock-based compensation	784	589	1,440	1,090
Amortization of deferred financing	575	1,557	1,119	5,020
Other adjustments, net	150	146	2,669	206
Changes in operating assets and liabilities, net	(15,081)	2,423	(21,882)	(3,097)
Net cash provided by operating activities	29,623	27,947	67,346	49,228
Net cash provided by (used in) discontinued operations	(1,566)	574	(3,097)	912
Net cash provided by operating activities	28,057	28,521	64,249	50,140
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(25,117)	(10,749)	(52,623)	(20,715)
Purchase of investments	(47)	--	(131)	--
Proceeds from sale of assets	29	8	50	28
Restricted cash for acquisition of SureWest	--	(298,035)	--	(298,035)
Other	--	(406)	--	(314)
Net cash used in continuing operations	(25,135)	(309,182)	(52,704)	(319,036)
Net cash used in discontinued operations	(37)	(20)	(48)	(97)
Net cash used in investing activities	(25,172)	(309,202)	(52,752)	(319,133)
FINANCING ACTIVITIES
Proceeds on bond offering	--	298,055	--	298,055
Restricted cash on bond offering	--	(17,047)	--	(17,047)
Proceeds on issuance of long-term debt	36,000	--	49,000	--
Payment of capital lease obligation	(139)	(47)	(224)	(92)
Payment on long-term debt	(28,310)	(2,200)	(43,620)	(4,400)
Payment of financing costs	--	13	--	(5,070)
Dividends on common stock	(15,540)	(11,602)	(30,987)	(23,173)
Net cash provided by (used in) financing activities	(7,989)	267,172	(25,831)	248,273
Net change in cash and cash equivalents	(5,104)	(13,509)	(14,334)	(20,720)
Cash and cash equivalents at beginning of period	8,624	98,493	17,854	105,704
Cash and cash equivalents at end of period	$ 3,520	$ 84,984	$ 3,520	$ 84,984

Consolidated Communications Holdings, Inc
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	Actuals 2013	Pro Forma 2012	Actuals 2013	Pro Forma 2012

Operating Revenues
Local calling services	$ 26,041	$ 28,243	$ 52,388	$ 56,768
Network access services	28,891	30,755	58,545	61,615
Subsidies	13,481	12,378	26,927	24,573
Long distance services	4,475	5,462	9,110	11,107
Data, video and internet services	68,201	63,669	135,101	124,837
Other services	10,232	11,056	20,777	22,010
Revenue from continuing operations	151,321	151,563	302,848	300,910
Revenue from discontinued operations	482	6,448	5,249	13,361
Total revenues	$ 151,803	$ 158,011	$ 308,097	$ 314,271

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	Actuals 2013	Adjusted Pro Forma 2012	Actuals 2013	Adjusted Pro Forma 2012
Net income (loss) from continuing operations	$ 9,560	$ (1,660)	$ 16,418	$ (761)
Add (subtract):
Income tax expense (benefit)	5,465	(978)	11,014	(382)
Interest expense, net	20,697	21,704	45,297	40,636
Depreciation and amortization	34,709	39,415	69,550	79,096
EBITDA	70,431	58,481	142,279	118,589

Adjustments to EBITDA (1):
Other, net (2)	(7,066)	(4,029)	(14,150)	(7,851)
Investment distributions (3)	7,660	5,901	15,761	12,112
Non-cash compensation (4)	784	3,270	1,440	5,130

Adjusted EBITDA	$ 71,809	$ 63,623	$ 145,330	$ 127,980

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under the credit agreement.
(2) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, transaction related costs and certain miscellaneous items.
(3) Includes all cash dividends and other cash distributions received from our investments.
(4) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Adjusted EBITDA	$ 71,809	$ 145,330

- Cash interest expense	(20,413)	(42,150)
- Capital expenditures	(25,117)	(52,623)
- Cash income taxes	(750)	(868)
Cash available to pay dividends	$ 25,529	$ 49,689

Dividends Paid	$ 15,540	$ 30,987
Payout Ratio	60.9%	62.4%

* The above calculation excludes the principal payments on the amortization of our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan 2	$ 402,916
Term loan 3, net of discount of $4,714	507,711
Senior unsecured notes, net of discount of $1,788	298,212
Drawn on revolver	10,000
Capital leases	5,414
Total debt as of June 30, 2013	$ 1,224,253
Less cash on hand	(3,520)
Total net debt as of June 30, 2013	$ 1,220,733

Adjusted EBITDA for the last twelve months ended June 30, 2013	$ 288,479

Total Net Debt to last twelve months
Adjusted EBITDA	4.23x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Per Share Attributable to Common Stockholders
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income attributable to common shareholders	$ 9,194	$ 2,786	$ 15,977	$ 4,545
Transaction and severance related costs, net of tax	974	2,295	1,883	7,729
Non-cash stock compensation, net of tax	499	427	861	763
Adjusted net income attributable to common stockholders	$ 10,666	$ 5,508	$ 18,721	$ 13,037

Weighted average number of shares outstanding	39,755	29,689	39,755	29,689
Adjusted diluted net income per share	$ 0.27	$ 0.19	$ 0.47	$ 0.44

Calculations above assume a 36.4 and 27.5 percent effective tax rate for the three months ended June 30, 2013 and 2012, respectively.
The assumed effective tax rates for the six months ended June 30, 2013 and 2012, are 40.2 and 30.0 percent, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	Actuals June 30, 2013	Actuals March 31, 2013	Actuals December 31, 2012	Actuals September 30, 2012	Pro Forma June 30, 2012
ILEC access lines
Residential	150,711	152,644	153,855	155,274	157,293
Business	111,870	113,211	114,742	115,686	117,070
Total local access lines	262,581	265,855	268,597	270,960	274,363
Quarterly change	(1.2%)	(1.0%)	(0.9%)	(1.2%)	(1.0%)

Voice Connections [1]
Residential	76,101	77,515	78,811	80,097	81,190
Business	50,013	50,351	50,918	51,360	51,852
Total voice connections	126,114	127,866	129,729	131,457	133,042
Quarterly change	(1.4%)	(1.4%)	(1.3%)	(1.2%)	(1.5%)

Data and Internet Connections [2]	251,306	250,350	247,633	246,817	242,681
Quarterly change	0.4%	1.1%	0.3%	1.7%	1.7%
Res. penetration of marketable homes	30.3%	30.3%	30.2%	30.2%	30.1%

Video Connections [2]	109,083	107,475	106,137	105,202	102,837
Quarterly change	1.5%	1.3%	0.9%	2.3%	0.8%
Res. penetration of marketable homes	20.7%	20.5%	20.3%	20.2%	19.9%

Total Connections	749,084	751,546	752,096	754,436	752,923
Quarterly change	(0.3%)	(0.1%)	(0.3%)	0.2%	0.0%

Network Stats - Marketable Homes
Fiber homes	197,355	195,962	194,895	192,475	187,591
HFC homes	94,534	94,433	94,418	94,272	94,258
Copper homes	399,547	399,547	399,547	399,547	399,547
Total	691,436	689,942	688,860	686,294	681,396

Data marketable homes	679,008	677,514	676,432	673,866
% of total marketable homes	98%	98%	98%	98%
Video marketable homes	526,444	524,950	524,019	520,706
% of total marketable homes	76%	76%	76%	76%

Note: The figures in the table, excluding ILEC access lines, do not include SureWest business subscribers.

[1] These include voice lines outside the ILECs and Voice-over-IP inside the ILECs.
[2] These connections are both residential and business (excluding SureWest business subscribers). They include services both inside and outside the ILECs.

CONTACT: Matt Smith
         VP of Investor Relations & Treasurer
         217-258-2959
         matthew.smith@consolidated.com